Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Marcel Martin
Chief Financial Officer and
Vice President of Finance
Haynes International, Inc.
765-456-6129

HAYNES INTERNATIONAL, INC. REPORTS

SECOND QUARTER FISCAL 2010 FINANCIAL RESULTS

•                  Net revenues of $94.6 million and net income of $1.0 million, or $0.08 per diluted share, for the three months ended March 31, 2010, compared to net revenues of $120.4 million and net loss of $(42.9) million, which includes a goodwill impairment charge of $42.9 million net of taxes, or $(3.58) per diluted share, for the same period of fiscal 2009.

•                  Net revenues up $13.6 million, or 16.8%, from the first quarter of fiscal 2010, and net income of $1.0 million in the second quarter of fiscal 2010 compared to net loss of $1.3 million in the first quarter of fiscal 2010.

•                  Regular quarterly cash dividend of $0.20 per outstanding share of the Company’s common stock declared.

KOKOMO, IN, May 6, 2010 — Haynes International, Inc. (NASDAQ GM: HAYN) a leading developer, manufacturer and marketer of technologically advanced high-performance alloys, today reported financial results for the second quarter of fiscal 2010.  The Company also announced that its Board of Directors declared a regular quarterly cash dividend of $0.20 per outstanding share payable June 15, 2010 to stockholders of record as of June 1, 2010.

“We are seeing better volume and operating performance, as well as stronger margins as the economy has moved off the bottom. Backlog levels in all core markets increased during the quarter, and we had improving billings in our other markets,” said Mark Comerford, President and Chief Executive Officer. “Our customers still report limited visibility out beyond roughly six months, but their improved short-term order patterns, especially those with a focus on maintenance and repair business, are encouraging.”

Quarterly Results

Net Revenues. Net revenues were $94.6 million in the second quarter of fiscal 2010, a decrease of 21.4% from $120.4 million in the same period of fiscal 2009 due to a decrease in volume and average selling price per pound. Volume was 4.4 million pounds in the second quarter of fiscal 2010, a decrease of 18.0% from 5.4 million pounds in the same period of fiscal 2009.  The aggregate average selling price was $21.48 per pound in the second quarter of fiscal 2010, a decrease of 4.2% from $22.43 per pound in the same period of fiscal 2009.

Cost of Sales. Cost of sales was $84.4 million, or 89.2% of net revenues, in the second quarter of fiscal 2010 compared to $113.4 million, or 94.2% of net revenues, in the same period of fiscal 2009. Cost of sales in the second quarter of fiscal 2010 decreased by $29.0 million as compared to the same period of fiscal 2009 due to lower volume, lower material costs, as well as reduced spending and workforce reductions from fiscal 2009.  This decrease was partially offset by reduced absorption of fixed manufacturing cost caused by lower production volumes, particularly that of sheet product. Also offsetting the decrease in cost of sales as a percentage of net revenue in the second quarter of fiscal 2010 compared to the same period of fiscal 2009 was the increased price competition and weaker demand, which reduced net revenue.

Selling, General and Administrative Expense. Selling, general and administrative expense was $8.0 million for the second quarter of fiscal 2010, a decrease of $0.3 million, or 3.8%, from $8.3 million in the same period of fiscal 2009 due primarily to: (i) lower business activity causing commissions and sales expenses to decline, and (ii) significant workforce reductions in the second and fourth quarters of fiscal 2009.  Selling, general and administrative expenses as a percentage of net revenues increased to 8.4% for the second quarter of fiscal 2010 compared to 6.9% for the same period of fiscal 2009 due primarily to reduced revenues.

Research and Technical Expense. Research and technical expense was $0.7 million, or 0.8% of revenue, for the second quarter of fiscal 2010, a decrease of $0.1 million from $0.8 million, or 0.7% of net revenues, in the same period of fiscal 2009, due to the reductions in workforce during the second and fourth quarters of fiscal 2009.

Impairment of Goodwill.  An impairment charge of $43.7 million was recorded in the second quarter of fiscal 2009 due to weakening of the U.S. economy and the global credit crisis resulting in a reduction of the Company’s market capitalization below its total stockholder’s equity value for a sustained period of time.

Operating Income (Loss). As a result of the above factors, operating income in the second quarter of fiscal 2010 was $1.5 million compared to an operating loss of $(45.8) million in the same period of fiscal 2009.

Income Taxes. Income taxes were an expense of $0.6 million in the second quarter of fiscal 2010, an increase of $3.6 million from a benefit of $3.1 million in the same period of fiscal 2009, due to pretax income.  The effective tax rate for the second quarter of fiscal 2010 was 37.6%, compared to 6.7% in the same period of fiscal 2009 primarily due to the impairment of goodwill in fiscal 2009 and higher U.S. taxable income in fiscal 2010.

Net Income (Loss). As a result of the above factors, net income in the second quarter of fiscal 2010 was $1.0 million, an increase of $43.8 million from a net loss of $(42.9) million in the same period of fiscal 2009.

Results for the six months ended March 31, 2010

Net Revenues. Net revenues were $175.6 million in the first six months of fiscal 2010, a decrease of 31.1% from $254.7 million in the same period of fiscal 2009 due to a decrease in volume and average selling price per pound. Volume was 8.3 million pounds in the first six months of fiscal 2010, a decrease of 18.1% from 10.2 million pounds in the same period of fiscal 2009.  The aggregate average selling price was $21.08 per pound in the first six months of fiscal 2010, a decrease of 15.8% from $25.05 per pound in the same period of fiscal 2009.

Cost of Sales. Cost of sales was $158.6 million, or 90.3% of net revenues, in the first six months of fiscal 2010 compared to $229.0 million, or 89.9% of net revenues, in the same period of fiscal 2009. Cost of sales in the first six months of fiscal 2010 decreased by $70.4 million as compared to the same period of fiscal 2009 due to lower volume, lower material costs, reduced spending and workforce reductions.  This decrease was partially offset by reduced absorption of fixed manufacturing costs caused by lower production volumes, particularly that of sheet product.  Cost of sales as a percentage of net revenues increased in the first six months of fiscal 2010 as compared to the same period of fiscal 2009 due to increased price competition and weaker demand, which reduced net revenues.

Selling, General and Administrative Expense. Selling, general and administrative expense was $16.2 million for the first six months of fiscal 2010, a decrease of $2.7 million, or 14.4%, from $18.9 million in the same period of fiscal 2009 due primarily to lower business activity causing commissions and sales expenses to decline and significant workforce reductions in the second and fourth quarters of fiscal 2009.  Selling, general and administrative expenses as a percentage of net revenues increased to 9.2% for the first six months of fiscal 2010 compared to 7.4% for the same period of fiscal 2009 due primarily to reduced revenues.

Research and Technical Expense. Research and technical expense was $1.4 million, or 0.8% of revenue, for the first six months of fiscal 2010, a decrease of $0.3 million from $1.6 million, or 0.6% of net revenues, in the same period of fiscal 2009, due to the reductions in workforce during the second and fourth quarters of fiscal 2009.

Impairment of Goodwill.  An impairment charge of $43.7 million was recorded in the second quarter of fiscal 2009 due to weakening of the U.S. economy and the global credit crisis resulting in a reduction of the Company’s market capitalization below its total stockholder’s equity value for a sustained period of time.

Operating Loss. As a result of the above factors, operating loss in the first six months of fiscal 2010 was $(0.5) million compared to operating loss of $(38.5) million in the same period of fiscal 2009.

Income Taxes. Income taxes was a benefit of $(0.1) million in the first six months of fiscal 2010, from $(0.6) million in the same period of fiscal 2009, due to a lower pretax loss.  The effective tax rate for the first six months of fiscal 2010 was 28.6%, compared to 1.5% in the same period of fiscal 2009. The change in the effective tax rate is primarily attributable to the impairment of goodwill and the impact of permanent items on near breakeven pretax income.

Net Loss. As a result of the above factors, net loss in the first six months of fiscal 2010 was $(0.3) million, an increase of $38.0 million from a net loss of $(38.4) million in the same period of fiscal 2009.

Backlog

Increasing order entry activity contributed to improvement in backlog at March 31, 2010 as compared to December 31, 2009.  Backlog dollars were $124.6 million at March 31, 2010, an increase of approximately 12.8% from $110.4 million at December 31, 2009.  This increase is the result of a 18.1% increase in backlog pounds, which was partially offset by a 4.5% decline in backlog average selling price.  Management expects the backlog volumes and pricing to improve modestly through the third and fourth quarters of fiscal 2010.

Liquidity

During the first six months of fiscal 2010, the Company’s primary sources of cash were cash from operations and cash on-hand.  At March 31, 2010, the Company had cash and cash equivalents of approximately $91.8 million compared to cash and cash equivalents of approximately $105.1 million at September 30, 2009.

Net cash used in operating activities was $1.3 million in the first six months of fiscal 2010 compared to net cash provided by operating activities of $43.2 million in the same period of fiscal 2009.  Several items contributed to the difference.  Cash used by increased accounts receivable of $7.5 million was $28.4 million higher than cash provided by accounts receivable in the same period of fiscal 2009.  Cash used by increased inventory balances (net of foreign currency fluctuation) of $23.4 million was $79.3 million higher than cash provided by decreased inventory balances in the same period of fiscal 2009.  Offsetting the above items, cash generated from accounts payable and accrued expenses of $22.1 million was $39.6 million higher than cash used in the same period of fiscal 2009 and cash generated from income taxes of $8.5 million was $28.4 million higher than cash used by income taxes in the same period of fiscal 2009.  Net cash used in investing activities was $6.9 million in the first six months of fiscal 2010 compared to $6.0 million in the first six months of fiscal 2009 primarily because of higher capital expenditures.  Net cash used in financing activities in the first six months of fiscal 2010 included $4.8 million in dividend payments.

The Company’s sources of cash for fiscal 2010 are expected to consist primarily of cash generated from operations, cash on-hand, and borrowings under the U.S. revolving credit facility.  The U.S. revolving credit facility provides borrowings in a maximum amount of $120.0 million, subject to a borrowing base formula and certain reserves. At March 31, 2010, the Company had cash of approximately $91.8 million, an outstanding balance of zero on the U.S. revolving credit facility and access to a total of approximately $120.0 million under the U.S. revolving credit facility, subject to borrowing base and certain reserves. Management believes that the resources described above will be sufficient to fund planned capital expenditures and working capital requirements over the next twelve months.

The Company’s primary uses of cash over the next twelve months are expected to consist of expenditures related to:

•                  funding operations;

•                  pension plan funding;

•                  capital spending; and

•                  dividends to stockholders

Dividend Declared

Today the Company also announced that the Board of Directors declared a regular quarterly cash dividend of $0.20 per outstanding share of the Company’s common stock.  The dividend is payable June 15, 2010 to stockholders of record at the close of business on June 1, 2010.  The aggregate dividend cash pay-out based on current shares outstanding will be approximately $2.5 million this quarter.

Outlook

Management expects that net revenues and volume in the third and fourth quarters of fiscal 2010 will be at or above the levels of the second quarter of fiscal 2010.  Both market demand and the mix of products being sold have improved since the fourth quarter of fiscal 2009.  Uncertainty in the marketplace continues; however, the Company’s backlog reflects clear signs that end markets are beginning to improve.

Management also expects that net income in the third and fourth quarters will improve from the second fiscal quarter.  Results for each quarter will continue to be unfavorably impacted by reduced absorption of fixed manufacturing costs due to less than optimal volumes.  In addition, the market environment continues to place downward pressure on prices. The unfavorable effect of both these items should continue to decline as the business environment improves.

Earnings Conference Call

The Company will host a conference call on Friday, May 7, 2010 to discuss its results for the second quarter of fiscal 2010 for the period ended March 31, 2010. Mark Comerford, President and Chief Executive Officer, and Marcel Martin, Chief Financial Officer and Vice President of Finance, will host the call and be available to answer questions.

To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

Date:	Friday, May 7, 2010	Dial-In Numbers:	877-407-8033 (Domestic)
Time:	9:00 a.m. Eastern Time		201-689-8033 (International)
8:00a.m. Central Time
7:00 a.m. Mountain Time
6:00 a.m. Pacific Time

A live Webcast of the conference call will be available at www.haynesintl.com.

For those unable to participate, a replay will be available from Friday, May 7th at 11:00 a.m. ET, through 11:59 p.m. ET on Friday, May 21, 2010. To listen to the replay, please dial:

Domestic:	877-660-6853
International:	201-612-7415
Replay Access:	Account: 286	Conference ID: 349870

A replay of the Webcast will also be available at www.haynesintl.com until May 7, 2011.

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high performance alloys, primarily for use in the aerospace, land-based gas turbine and chemical processing industries.

Regulation G Disclosure

This press release and the financial statements included in this release include non-GAAP financial measures. The non-GAAP financial information should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. However, we believe that non-GAAP reporting, giving effect to the adjustments shown in the reconciliation contained in the attached financial statements, provides meaningful information and therefore we use it to supplement our GAAP guidance. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the reconciliations and to provide an additional measure of performance.

The Company recorded a non-cash goodwill impairment charge in the second quarter of 2009. This type of charge has not occurred frequently and the Company believes that excluding this charge will provide investors with a basis to compare the Company’s core operating results in different periods without this variability.

Cautionary Note Regarding Forward-Looking Statements

This Press Release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Those statements appear in a number of places in this Press Release and may include, but are not limited to, statements regarding the intent, belief or current expectations of the Company or its management with respect to strategic plans; revenues; financial results; backlog balance; trends in the industries that consume the Company’s products; global economic and political conditions; production levels at the Company’s Kokomo, Indiana facility; commercialization of the Company’s production capacity; the Company’s ability to develop new products; and labor agreement negotiations.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of various factors, many of which are beyond the Company’s control.

The Company has based these forward-looking statements on its current expectations and projections about future events.  Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based upon those assumptions also could be incorrect.  Risks and uncertainties, some of which are discussed in Item 1A. of Part 1 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009, may affect the accuracy of forward looking statements.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2009	2010	2009	2010

Net revenues	$120,413	$94,619	$254,717	$175,627
Cost of sales	113,416	84,429	228,970	158,592
Gross profit	6,997	10,190	25,747	17,035
Selling, general and administrative expense	8,292	7,977	18,882	16,163
Research and technical expense	814	712	1,639	1,361
Impairment of goodwill	43,737	—	43,737	—
Operating income (loss)	(45,846)	1,501	(38,511)	(489)
Interest income	(8)	(69)	(28)	(114)
Interest expense	123	39	479	87
Income (loss) before income taxes	(45,961)	1,531	(38,962)	(462)
Provision for (benefit from) income taxes	(3,072)	575	(597)	(132)
Net income (loss)	$(42,889)	$956	$(38,365)	$(330)
Net income (loss) per share:
Basic	$(3.58)	$0.08	$(3.20)	$(0.03)
Diluted	$(3.58)	$0.08	$(3.20)	$(0.03)
Weighted average shares outstanding:
Basic	11,984,623	12,049,779	11,984,623	12,049,779
Diluted	11,984,623	12,157,971	11,984,623	12,049,779

Reconciliation of non-GAAP net income:
Net income (loss) excluding non-cash charge for goodwill impairment	$(20)	$956	$4,504	$(330)
Charge for goodwill impairment	(43,737)	—	(43,737)	—
Goodwill tax benefit	868	—	868	—
Net income (loss) as reported	$(42,889)	$956	$(38,365)	$(330)

Reconciliation of non-GAAP EPS:
Earnings per share excluding non-cash charge for goodwill impairment	$0.00	$0.08	$0.38	$(0.03)
Charge per share for goodwill impairment	(3.65)	—	(3.65)	—
Goodwill tax benefit	0.07	—	0.07	—
Diluted income (loss) earnings per share	$(3.58)	$0.08	$(3.20)	$(0.03)

Schedule 2

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share data)

	September 30, 2009	March 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$105,095	$91,754
Restricted cash—current portion	110	110
Accounts receivable, less allowance for doubtful accounts of $1,310 and $1,129, respectively	47,473	53,904
Inventories	182,771	204,524
Income taxes receivable	24,348	15,781
Deferred income taxes	9,035	9,310
Other current assets	645	2,088
Total current assets	369,477	377,471
Property, plant and equipment, net	105,820	107,401
Deferred income taxes—long term portion	58,843	58,867
Prepayments and deferred charges	2,670	2,848
Restricted cash—long term portion	110	—
Intangible assets, net	7,230	6,951
Total assets	$544,150	$553,538
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$29,249	$49,507
Accrued expenses	10,312	11,721
Accrued pension and postretirement benefits	20,215	19,265
Revolving credit facilities	—	—
Deferred revenue — current portion	2,500	2,500
Current maturities of long-term obligations	110	105
Total current liabilities	62,386	83,098
Long-term obligations (less current portion)	1,482	1,382
Deferred revenue (less current portion)	40,329	39,079
Non-current income taxes payable	292	292
Accrued pension and postretirement benefits	160,862	157,492
Total liabilities	265,351	281,343
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $0.001 par value (40,000,000 shares authorized, 12,101,829 and 12,144,079 shares issued and outstanding at September 30, 2009 and March 31, 2010, respectively)	12	12
Preferred stock, $0.001 par value (20,000,000 shares authorized, 0 shares issued and outstanding)	—	—
Additional paid-in capital	227,734	228,480
Accumulated earnings	103,509	98,330
Accumulated other comprehensive loss	(52,456)	(54,627)
Total stockholders’ equity	278,799	272,195
Total liabilities and stockholders’ equity	$544,150	$553,538

Schedule 3

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Six Months Ended March 31,
	2009	2010
Cash flows from operating activities:
Net loss	$(38,365)	$(330)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	4,964	5,619
Amortization	528	279
Impairment of goodwill	43,737	—
Stock compensation expense	588	746
Deferred revenue	(1,251)	(1,250)
Deferred income taxes	590	(322)
Loss on disposal of property	29	157
Change in assets and liabilities:
Accounts receivable	20,863	(7,505)
Inventories	55,866	(23,387)
Other assets	589	(1,690)
Accounts payable and accrued expenses	(17,573)	22,062
Income taxes	(19,804)	8,582
Accrued pension and postretirement benefits	(7,591)	(4,232)
Net cash provided by (used in) operating activities	43,170	(1,271)

Cash flows from investing activities:
Additions to property, plant and equipment	(6,118)	(7,042)
Change in restricted cash	110	110
Net cash used in investing activities	(6,008)	(6,932)

Cash flows from financing activities:
Dividends paid	—	(4,849)
Net decrease in revolving credit facility	(11,812)	—
Payment for debt issuance costs	(316)	—
Changes in long-term obligations	(1,335)	(105)
Net cash used in financing activities	(13,463)	(4,954)

Effect of exchange rates on cash	(381)	(184)
Increase (decrease) in cash and cash equivalents	23,318	(13,341)

Cash and cash equivalents, beginning of period	7,058	105,095
Cash and cash equivalents, end of period	$30,376	$91,754